SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C. 20549



                              FORM 8-K

                           CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15(d) OF THE

                   SECURITIES EXCHANGE ACT OF 1934


 Date of Report (Date of earliest event reported) November 15, 2002


                      FirstFed Financial Corp.
       (Exact name of registrant as specified in its charter)



        Delaware                1-9566                     95-4087449
(State of Incorporation)(Commission File No.)(IRS Employer Identification No.)




401 Wilshire Bouelvard, Sanata Monica, California         90401-1490
   (Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code:  (310) 319-6000



Total number of pages is 4
Index to Exhibit is on Page 3.

Item 5.  Other Events.

On November 15, 2002, the registrant, FirstFed Financial Corp., issued a press release. A copy of this press release is attached and incorporated herein as Exhibit 99.


Item  99.    Press release dated November 15, 2002.


                         S I G N A T U R E S

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               FIRSTFED FINANCIAL CORP.




Dated:  November 15, 2002      By: /s/ Babette E. Heimbuch
                                       Babette E. Heimbuch
                                       Chief Executive Officer






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



                          INDEX TO EXHIBITS

Item                                                     Page

99              Press Release dated November 15, 2002           4





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

          FIRSTFED ANNOUNCES STOCK REPURCHASE AUTHORIZATION

      Santa Monica, California, November 14, 2002 - FirstFed Financial Corp. (NYSE-FED), parent company of First Federal Bank of California, announced that on November 14, 2002 its Board of Directors authorized an expansion of its stock repurchase program. The expansion will allow the Company to repurchase an additional 846,461 shares, which represents approximately 5% of the Company's shares outstanding as of November 13, 2002. Pursuant to previous Board action, the Company has remaining authority to purchase 536,016 shares of Company stock.

      Since   January   1,   2002   the   Company   has   repurchased
approximately 353,000 shares at an average price of $25.02 per share. The aggregate repurchases over this eleven-month period represent approximately 2% of the shares outstanding at January 1, 2002. Ms. Babette Heimbuch, Chief Executive Officer of the Company, stated, "We are pleased to have this additional authority to enable us to take advantage of current market opportunities. Our Board and management believe that the repurchase of stock at an attractive price continues to have value for our stockholders."

      First Federal Bank of California continues to exceed the capital requirements necessary to be deemed "well capitalized" for regulatory capital purposes.


This press release contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to various factors, many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the possibility that the repurchase transactions discussed herein may not be consummated or may be delayed due to changing economic, market or business conditions. In addition, these forward-looking statements are subject to assumptions as to future business strategies and decisions that are subject to change. The Company makes no guarantee or promises regarding future results and assumes no responsibility to update such forward-looking statements.



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